400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389 fax: (617) 969-5730

FOR IMMEDIATE RELEASE

Contact: Timothy A. Bonang Manager of Investor Relations (617) 796-8149 www.hptreit.com

Hospitality Properties Trust to Offer

$500 Million Convertible Senior Notes due 2027

Newton, MA (March 1, 2007): Hospitality Properties Trust (NYSE: HPT) today announced that it intends, subject to market and other conditions, to offer $500 million aggregate principal amount of Convertible Senior Notes due 2027 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Upon conversion, holders will receive cash up to the principal amount, and any excess conversion amount will be delivered, at HPT’s election, in cash, common shares, or a combination of cash and common shares. HPT expects to use the net proceeds from the offering to repay a portion of the debt incurred to fund its recently completed acquisition of TravelCenters of America, Inc. HPT intends to grant the initial purchasers a 30-day option to purchase up to an additional $75 million of the Convertible Senior Notes to cover over allotments, if any.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, or applicable securities laws, and until so registered, may not be offered or sold in the

United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is not an offer to sell, nor a solicitation of an offer to buy, securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum.

WARNINGS REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS REPRESENT HPT’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY MAY NOT OCCUR. FOR EXAMPLE, ALTHOUGH THIS PRESS RELEASE REFERS TO AN OFFERING OF $500 MILLION OF CONVERTIBLE SENIOR NOTES, MORE OR LESS THAN $500 MILLION OF CONVERTIBLE SENIOR NOTES MAY BE SOLD, OR THIS OFFERING MAY BE TERMINATED. INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENTS.

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